EXHIBIT 4.02


                          CALCULATION AGENCY AGREEMENT

                                     BETWEEN

                          LEHMAN BROTHERS HOLDINGS INC.

                                       AND

                                 CITIBANK, N.A.

                           Dated as of March 26, 2002


     Lehman Brothers Holdings Inc., a Delaware corporation (the "Company"), has authorized the issuance of up to $575,000,000 aggregate principal amount of its Floating Rate Convertible Notes due 2022 (the "Notes").

     The Company proposes to issue the Notes under and pursuant to the terms of its Indenture dated as of September 1, 1987, as amended and supplemented (the "Indenture"), between the Company and Citibank, N.A., as Trustee (the "Trustee"). Terms not otherwise defined herein are used herein with the meanings ascribed to them in the Indenture and in the Notes.

     The Notes are to bear interest at rates per annum as set forth therein.

     For the purpose of providing for an agent of the Company (in such capacity, the "Calculation Agent") to calculate the interest rates applicable to the Notes as specified and described therein, the Company and Citibank, N.A., a national banking association, hereby agree as follows:

          Section 1. Appointment of Calculation Agent. The Company hereby appoints Citibank, N.A. as Calculation Agent of the Company with respect to the Notes, and Citibank, N.A. hereby accepts such appointment in such capacity and its obligations as set forth in this Agreement upon the terms and conditions set forth in this Agreement.
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          Section 2.  Determinations  and Other Duties of the Calculation Agent.
     On each Interest Determination Date for the Notes, or as soon thereafter as practicable, the Calculation Agent shall determine the applicable interest rates as provided for and contemplated by the Notes. The Calculation Agent shall notify the Company and the Trustee of such interest rates as soon as reasonably practicable after the determination thereof. The Calculation Agent shall perform such other actions and undertake such other duties of the Calculation Agent as are described in the Notes to be performed or undertaken by the Calculation Agent. The Calculation Agent shall not be responsible for calculating Contingent Interest payments.

          Section 3. Fees and Expenses. The Calculation Agent shall be entitled to such compensation for its services under this Agreement as may be agreed upon with the Company, and the Company shall pay such compensation and shall reimburse the Calculation Agent for all reasonable expenses and disbursements incurred or made by the Calculation Agent in connection with the services rendered by it under this Agreement (including legal fees and expenses) except any expenses, disbursements or advances attributable to its negligence or bad faith.

          Section  4.  Rights  and   Liabilities  of  Calculation   Agent.   All
     certificates,   communications,  opinions,  determinations,   calculations,
     quotations and decisions given, expressed, made or obtained for the purposes of the provisions of the Notes relating to the payment and calculation of interest thereon will (in the absence of willful default, bad faith or manifest error) be binding on the Company, the Trustee, the Calculation Agent and all of the Holders of the Notes, and no liability will (in the absence of willful default, bad faith or manifest error) attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretion. The Calculation Agent shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it hereunder in reliance upon any certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication reasonably believed by it to be genuine. Unless otherwise specifically provided herein, any certificate, affidavit, instruction, notice, request, direction, statement, order or other communication from the Company made or given by it and sent, delivered and directed to the Calculation Agent under, pursuant to, or as permitted by any provision of this Agreement, shall be sufficient for purposes of this Agreement if such communication is in writing and signed by any officer of the Company. The Calculation Agent may consult with counsel satisfactory to it and the opinion of such counsel shall constitute full and complete authorization and protection of the Calculation Agent with respect to any action taken, omitted to be taken or suffered by it hereunder in good faith and in accordance with and in reliance upon the opinion of such counsel. In acting under this Agreement and in connection with the Notes, the Calculation Agent is acting solely as agent for the Company; and in acting under this Agreement, the Calculation Agent (in its
     capacity  as  such)  does  not  assume  any  obligation   towards,  or  any
     relationship of agency or trust for or with, any of the owners or holders of the Notes.
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          Section 5. Duties of Calculation Agent. The Calculation Agent shall be obligated to perform only such duties as are specifically set forth herein and no other duties or obligations on the part of the Calculation Agent, in its capacity as such, shall be implied by this Agreement.

          Section 6. Termination, Resignation or Removal of Calculation Agent. The Calculation Agent may at any time terminate this Agreement by giving no less than 90 days written notice to the Company unless the Company consents in writing to a shorter time. Upon receipt of notice of termination by the Calculation Agent, the Company agrees promptly to appoint a successor Calculation Agent. The Company may terminate this Agreement at any time by giving written notice to the Calculation Agent and specifying the date when the termination shall become effective. Notwithstanding the foregoing, no termination by the Calculation Agent or by the Company shall become effective prior to the date of the appointment by the Company, as provided in Section 7 hereof, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. Upon termination by either party pursuant to the provisions of this Section, the Calculation Agent shall be entitled to the payment of any compensation owed to it by the Company hereunder and to the reimbursement of all reasonable expenses and disbursements incurred or made by the Calculation Agent in connection with the services rendered by it hereunder, as provided by Section 3 hereof, and the provisions of Section 8 hereof shall remain in effect following such termination.
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          Section 7. Appointment of Successor  Calculation  Agent. Any successor
     Calculation Agent appointed by the Company following termination of this Agreement pursuant to the provisions of Section 6 hereof shall execute and deliver to the Calculation Agent and to the Company an instrument accepting such appointment, and thereupon such successor Calculation Agent shall, without any further act or instrument become vested with all the rights, immunities, duties and obligations of the Calculation Agent, with like effect as if originally named as Calculation Agent hereunder, and the Calculation Agent shall thereupon be obligated to transfer and deliver, and such successor Calculation Agent shall be entitled to receive and accept, copies of any available records maintained by the Calculation Agent in connection with the performance of its obligations hereunder.

          Section 8. Indemnification. The Company shall indemnify and hold harmless the Calculation Agent, its directors, officers and employees from and against all actions, claims, damages, liabilities, losses and expenses (including reasonable legal fees and expenses) relating to or arising out of actions or omissions in any capacity hereunder, except actions, claims, damages, liabilities, losses and expenses caused by the negligence or willful misconduct of the Calculation Agent, its officers or employees. The provisions of this Section 8 shall survive the termination, for any reason, of this Agreement.
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          Section 9. Merger,  Consolidation  or Sale of Business by  Calculation
     Agent. Any Person into which the Calculation Agent may be merged, converted, or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Calculation Agent may be a party, or any Person to which the Calculation Agent may sell or otherwise transfer all or substantially all of its business, shall, to the extent permitted by applicable law, become the Calculation Agent under this Agreement without the execution of any paper or any further act by the parties hereto. Notice of any such merger, consolidation or sale shall forthwith be given to the Company.

          Section 10. Notices. Any notice or other communication given hereunder shall be delivered in person, sent by letter or telepcopy or communicated by telephone (subject, in the case of communication by telephone, to written confirmation dispatched within 24 hours) to the address given below or such other address as the party to receive such notice may have previously specified pursuant to notice given in accordance with this
     Section:

                  To the Company:

                  Lehman Brothers Holdings Inc.
                  399 Park Avenue
                  New York, New York 10022

                  Attention:  Corporate Counsel
                  Telecopy:  (212) 526-0339
                  Telephone:  (212) 526-0858
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                  To the Calculation Agent:

                  Citibank, N.A.
                  111 Wall Street - 14th Floor
                  New York, New York  10043

                  Attention:  Citibank Agency & Trust
                  Telecopy:  (212) 657-3862
                  Telephone:  (212) 657-7805

         Any notice hereunder given by letter or telecopy shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be.

          Section 11. Benefit of Agreement. Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

          Section 12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shallbe an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          Section 13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
     YORK.
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         IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.
                                                  LEHMAN BROTHERS HOLDINGS INC.
                                                  By:  /s/ Oliver Budde
                                                  Name:Oliver Budde
                                                  Title: Vice President


                                                  CITIBANK, N.A.
                                                  By:/s/ Wafaa Orfy
                                                  Name: Wafaa Orfy
                                                  Title:Vice President